For immediate release

Monday, May 16, 2016

Brookfield Investment Management Inc. Announces Board Approval of the Reorganization of Three Brookfield Closed-End Funds (BOI, HTR and HHY) and the Appointment of a Sub-Adviser for Two Brookfield Closed-End Funds (BOI and HTR)

NEW YORK, NY—May 16, 2016— Brookfield Investment Management Inc. (“Brookfield”) announced today that

•                  the Board of Directors of each of Brookfield Mortgage Opportunity Income Fund Inc. (NYSE: BOI), Brookfield Total Return Fund Inc. (NYSE: HTR) and Brookfield High Income Fund Inc. (NYSE: HHY) (each a “Fund” and together, the “Funds”) approved the proposed reorganization of each Fund into Brookfield Real Assets Income Fund Inc., a newly organized Maryland corporation (each, a “Reorganization” and collectively, the “Reorganizations”); and

•                  the Board of Directors of each of BOI and HTR approved the proposed appointment of Schroder Investment Management North America Inc. (“SIMNA”) as sub-adviser for BOI and HTR.

Approval of Reorganizations for BOI, HTR and HHY

Brookfield recommended to the Boards of Directors of each of BOI, HTR and HHY to reorganize each of the Funds into a new fund, the Brookfield Real Assets Income Fund Inc. (the “RA Fund”). On May 12, 2016, the Board of Directors of each Fund approved each proposed Reorganization. The Reorganizations are subject to the approval of each Fund’s shareholders. A joint special meeting of shareholders (“Special Meeting”) to consider the Reorganizations has been scheduled for Friday, August 5th, 2016, at 8:30 a.m., Eastern Time. The Board of Directors of each Fund believe the proposed Reorganizations are in the best interests of shareholders of each Fund. Details of the rationale for the Reorganizations are contained in proxy materials to be sent to shareholders of each Fund. Among other things, the Board of Directors of each Fund considered the following factors in their approval of the Reorganizations:

i.                       Investment Strategy: the RA Fund will pursue a multi-asset, multi-portfolio manager investment strategy that will primarily invest in infrastructure, real estate and natural resources (“Real Assets”) fixed income securities and other debt instruments, including corporate credit securities (similar to HHY) and securitized mortgage backed securities (similar to BOI and HTR). The RA Fund will also invest to a lesser extent in Real Assets equity securities. Brookfield will allocate a portion of the RA Fund’s assets to (i) the Real Assets Credit investment team, which is comprised of investment personnel that currently manage HHY, (ii) the Securitized Products investment team, which is comprised of investment personnel that currently manage BOI and HTR (see further discussion below) and (iii) other portfolio management teams within Brookfield.

ii.                    Investment Strategy Flexibility: the RA Fund’s multi-asset, multi-portfolio manager approach will allow Brookfield to allocate the RA Fund’s investments across multiple industries and sectors within Real Assets, which may potentially result in more stable income and less volatile returns across market cycles.

iii.                 Potential for Greater Income, Income Growth, and Capital Appreciation: Brookfield believes that the RA Fund’s investment strategy may create (i) greater income, under current market conditions, (ii) greater income growth potential over time and (iii) greater capital appreciation for the Funds’ shareholders.

iv.                Potential for Improved Secondary Market Trading: potentially improved secondary market trading and demand over the long term, as a result of the larger asset size of the new RA Fund.

v.                   Potential for Operational Cost Savings: the larger asset size of the RA Fund may potentially result in operational cost savings over time.

vi.                Costs of Reorganizations Borne by Brookfield: Brookfield will bear direct costs of the Reorganizations.

vii.             Expense Cap for Two Years:  Management Fees for the RA Fund will be 1.0% of managed assets, equivalent to management fees of BOI but higher than management fees for HTR and HHY. However, Brookfield has contractually agreed to waive a portion of its fees and/or reimburse expenses for two years following the closing date of the Reorganizations so that the total annual operating expense ratio of the RA Fund will not exceed 1.03% of net assets (excluding the costs of using leverage, brokerage commissions and other transactions, acquired fund fees and expenses, interest, taxes, and extraordinary expenses, such as litigation; and other expenses not incurred in the ordinary course of the RA Fund’s business).  Accordingly, during this two year expense cap period, the RA Fund’s total annual operating expense ratio (excluding, among other things, the cost of leverage) will be approximately equivalent to HTR’s current total annual operating expense ratio and will be below BOI’s and HHY’s current total annual operating expense ratio.

If approved, the shareholders of each of BOI, HTR and HHY will receive newly issued shares of the RA Fund. The conversion rate will be based on the net asset value of each Fund.  Upon the close of the Reorganizations, Brookfield will serve as the investment adviser to the RA Fund and SIMNA will serve as the Sub-Adviser for the securitized credit portion of the RA Fund, subject to the closing of the Transaction discussed below. The closing of each Reorganization is contingent upon the closing of all of the Reorganizations. The Reorganizations, however, are not contingent on whether the Transaction closes.

Approval of SIMNA as a New Sub-Adviser for BOI and HTR

Brookfield currently serves as the investment adviser to both BOI and HTR and each Fund’s portfolio is currently managed by Brookfield’s Securitized Products Investment Team (“SP Investment Team”). Brookfield recently agreed to sell its SP Investment Team to SIMNA (the “Transaction”), which is anticipated to close sometime in the second half of 2016. In connection with the Transaction, on May 12, 2016, the Board of Directors of each of BOI and HTR approved new sub-advisory agreements (each, a “Sub-Advisory Agreement”) between BOI and SIMNA and HTR and SIMNA. The approval of SIMNA as the new sub-adviser is contingent upon BOI’s and HTR’s shareholder approval and subject to certain other conditions, which are outlined in the Funds’ proxy materials.  As noted above, a Special Meeting is expected to be held on Friday, August 5, 2016, at 8:30 a.m., Eastern Time. The Board of Directors of each of BOI and HTR believe that the proposed Sub-Advisory Agreement is in the best interests of shareholders of both Funds. Shareholder approval of SIMNA as sub-adviser for  each of BOI and HTR is not contingent upon the other. However, the appointment of SIMNA as sub-adviser is contingent upon the closing of the Transaction. If the Transaction does not close, SIMNA will not serve as sub-adviser for BOI or HTR and the SP Investment Team will remain at Brookfield with Brookfield and the SP Investment Team continuing to manage BOI and HTR.

Additional Information about the Proposed Reorganizations and Where to Find It

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of any of the Funds, including the RA Fund; nor is this press release intended to solicit a proxy from any shareholder of any of the Funds. The solicitation of the purchase or sale of securities or of proxies to effect the Reorganization or approval of the Sub-Advisory Agreement may only be made by a final, effective Registration Statement, which includes a definitive Joint Proxy Statement/Prospectus, after the Registration Statement is declared effective by the Securities and Exchange Commission (“SEC”).

This press release references a Registration Statement, which includes a Joint Proxy Statement/Prospectus, to be filed by the Funds. A preliminary Registration Statement has been filed with the SEC. However, the Registration Statement may be amended or withdrawn and the Joint Proxy Statement/Prospectus will not be distributed to shareholders of the Funds unless and until the Registration Statement is declared effective by the SEC.

The Funds and their respective directors, officers and employees, and Brookfield Investment Management Inc., and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed Reorganizations and/or proposed Sub-Advisory Agreements. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Funds’ respective directors, officers and employees, and Brookfield Investment Management Inc. and its shareholders, officers and employees and other persons by reading the Joint Proxy Statement/Prospectus regarding the proposed Reorganizations and proposed Sub-Advisory Agreements when it is filed with the SEC.

The Registration Statement which includes the Joint Proxy Statement/Prospectus is not yet effective, and the information contained therein is not complete and is subject to change.

INVESTORS AND SECURITY HOLDERS OF THE FUNDS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATIONS AND THE NEW SUB-ADVISORY AGREEMENTS. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE FUNDS CAREFULLY. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE FUNDS AND OTHER IMPORTANT INFORMATION ABOUT THE FUNDS. The Joint Proxy Statement/Prospectus will constitute neither an offer to sell securities, nor will it constitute a solicitation of an offer to buy securities, in any state where such offer or sale is not permitted.

Investors may obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC may also be obtained after the Registration Statement becomes effective by directing a request to Brookfield Investment Management at (855) 777-8001. In addition, subsequent communications with respect to the Reorganizations and/or Sub-Advisory Agreements will be made via public press release such as this one and/or posted on www.brookfieldim.com.

Forward-Looking Statements

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Brookfield Investment Management Inc. and the Funds managed by Brookfield Investment Management Inc. and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Brookfield Investment Management Inc. and the Funds managed by Brookfield Investment Management Inc. undertake no responsibility to update publicly or revise any forward-looking statements.

Brookfield Investment Management (the “Firm”) is an SEC-registered investment adviser providing real assets public securities strategies including global listed real estate and infrastructure equities as well as corporate credit and securitized credit. With over $16 billion of assets under management as of March 31, 2016, the Firm manages institutional separate accounts, registered funds and other investment products for clients, including financial institutions, public and private pension plans, insurance companies, endowments and foundations, sovereign wealth funds and high net-worth investors. Headquartered in New York, NY, the Firm and its affiliates also maintain offices in Boston, Chicago, London and Toronto. Further information is available on www.brookfieldim.com. Brookfield Investment Management Inc. is a wholly-owned subsidiary of Brookfield Asset Management, a leading global alternative asset manager with over $225 billion of assets under management as of December 31, 2015. For more information, go to www.brookfield.com.

Brookfield Mortgage Opportunity Income Fund Inc., Brookfield Total Return Fund Inc. and Brookfield High Income Fund Inc. are managed by Brookfield Investment Management Inc. The Funds use their websites as a channel of distribution of material company information. Financial and other material information regarding the Funds are routinely posted on and accessible at www.brookfieldim.com.

COMPANY CONTACT

Brookfield Mortgage Opportunity Income Fund Inc.

Brookfield Total Return Fund Inc.

Brookfield High Income Fund Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(855) 777-8001

funds@brookfield.com